                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
[ ] Definitive Proxy Statement             Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             IBS Financial Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

    (1) Title of each class of securities to which transaction applies:
                                                                       ---------

    (2) Aggregate number of securities to which transaction applies:
                                                                    ------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                  --------------

    (4) Proposed maximum aggregate value of transaction:
                                                        ------------------------

    (5) Total fee paid:
                       ---------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
                               -------------------------------------------------

    (2) Form, schedule or registration statement no.:
                                                     ---------------------------

    (3) Filing party:
                     -----------------------------------------------------------

    (4) Date filed:
                    ------------------------------------------------------------

                               [IBSF LETTERHEAD]


                                                            __________ __, 1997


Dear Stockholder:

         The Annual Meeting of Stockholders of IBS Financial Corp. (the "Company") will be held at the Four Points Hotel (Sheraton), 1450 Route 70 East, Cherry Hill, New Jersey 08034, on ______, ______ __, 1997 at 9:30 a.m.,
Eastern Time. As more fully described in the accompanying materials, the purpose of the meeting is to elect one director (and, depending upon the outcome of pending litigation, possibly a second director) and to ratify the appointment of independent auditors. We strongly urge you to support your Company's nominees and to sign, date and return the enclosed BLUE proxy card today. Your vote is important, even if you only hold a few shares.

         Unfortunately, Mr. Lawrence B. Seidman and his group are once again conducting a proxy contest this year. Last year, Mr. Seidman's two nominees each lost by more than a two-to-one margin. Mr. Seidman's group, under the name "Committee to Maximize Shareholder Value," is soliciting white proxy cards for its nominees. Please DO NOT return any white proxy cards sent to you by Mr. Seidman's group. If you have already done so, you may revoke the white proxy card by signing, dating and returning the enclosed BLUE proxy card. Remember, your last dated proxy card is the only one that counts.

         For the reasons set forth below, we urge you to support your Board of Directors and vote the enclosed BLUE proxy card in favor of Messrs. Auchter and Abramowitz.

YOUR BOARD OF DIRECTORS BELIEVES IN STOCKHOLDER REPRESENTATION


         Each member of your current Board of Directors (other than Mr. Lockhart, who is retiring) has purchased with his own personal funds more shares of the Company's common stock than Messrs. Seidman and Whitman combined. Each member of your current Board of Directors has invested between $100,000 and $1.5 million of his own funds into the Company's common stock, for an aggregate cash investment by your Board of $3.0 million. By contrast, Messrs. Seidman and Whitman have used other people's money to accumulate the positions held by their respective companies. See "Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management" in the attached Proxy Statement.


         Your Board of Directors has a substantial investment in the Company and represents all stockholders, not just a small group.

MR. SEIDMAN AND HIS GROUP ARE NOT SATISFIED WITH ONE BOARD SEAT


         In an attempt to avoid an expensive proxy contest this year, and in response to a letter from Mr. Whitman, on November 1, 1996 your Board of Directors was willing to support the nomination of a person that would be mutually agreeable to the Company and Messrs. Seidman and Whitman, provided that Mr. Seidman agree to dismiss his libel suit against your Board with prejudice and without reimbursement of any expenses by the Company (the court subsequently granted the Company's motion for summary judgment because Seidman failed to state a claim) and that Messrs. Seidman and Whitman agree to support the Board's nominees next year. No agreement could be reached because Messrs. Seidman and Whitman insisted that they be able to wage or support yet another proxy contest at next year's annual meeting. Your Board does not believe that Messrs. Seidman and Whitman should be entitled to multiple Board representation, and your Board does not believe that expensive and disruptive proxy contests each year are in the best interests of stockholders.


         In two other companies in which Mr. Seidman conducted a proxy contest, he subsequently purchased a controlling interest in such companies through open market purchases, without paying any control premium to existing stockholders.
                  ------------------------------------------------------------

         Your Board of Directors does not believe it is in the best interests of the Company and all stockholders for a small group to continually seek multiple representation on the Board or, as Mr. Seidman has done in the past in other companies, to purchase a controlling interest without paying an appropriate control premium to all stockholders.

YOUR BOARD OF DIRECTORS DOES NOT TRUST MR. SEIDMAN

         As you may recall from last year's proxy contest, on November 8, 1995 the Office of Thrift Supervision ("OTS"), our primary federal regulator, issued a cease and desist order against Mr. Seidman in which the OTS found Mr. Seidman violated an OTS regulation and recklessly engaged in unsafe and unsound practices when he was at another savings institution in New Jersey. THE OTS FURTHER FOUND THAT MR. SEIDMAN DEMONSTRATED BOTH PERSONAL DISHONESTY AND A FLAGRANT DISREGARD OF HIS DUTIES AND THAT HE ENGAGED IN A PATTERN OF MISCONDUCT.

         This year, Mr. Seidman and his group refused the Company's request to disclose various agreements and the identities of their financial backers. As a result, on November 12, 1996 the Company sued Mr. Seidman and his group. See "Litigation Against the Seidman Group" in the attached Proxy Statement.

         Six days after the Company's lawsuit was filed, Mr. Seidman's group amended its Schedule 13D to disclose for the first time an 18 month old agreement involving 83,500 shares of the Company's common stock. Your Board of Directors believes, based upon the advice of its counsel, that the failure by Mr. Seidman's group to previously disclose this agreement in its Schedule 13D constituted a violation of the federal securities laws.
-------------------------------------------------------

         After a preliminary litigation conference on December 2, 1996, Mr. Seidman's group further amended its Schedule 13D a mere four days later to publicly disclose for the first time various limited partnership and operating agreements and the identities of the persons who had invested in the four members of the group formed directly or indirectly by Mr. Seidman. Your Board of Directors believes, based upon the advice of its counsel, that the failure by Mr. Seidman's group to previously provide such disclosure in its Schedule 13D constituted a violation of the
                                            ------------------------------
federal securities laws.
------------------------


         On January 23, 1997, the district court judge rendered a decision in which he stated that "(a)n amendment which cures a violation of the Exchange Act moots a claim that arises from the failure to file a proper Schedule 13D." The court held that the additional Schedule 13D amendments filed by Mr. Seidman's group after the litigation was commenced mooted the Company's claims regarding the deficient disclosures initially provided by Mr. Seidman's group and that the amended Schedule 13Ds were adequate, and the court declined to enforce the disclosure requirements in the Company's Certificate of Incorporation. The district court also held that the Company had failed to meet its burden of proof in demonstrating that entities or persons which held majority interests in the limited liability companies formed by Mr. Seidman either controlled such companies, had arranged for financing, or are participants in the Seidman group's proxy solicitation. In addition, the court indicated that because the nominating materials were similar to those received by the Company the prior year and because the court believed the Company was not prejudiced by the failure of the Seidman group to provide proper disclosures in a timely manner, the Company could not reject the defendants' nominations as deficient or untimely and the defendants could receive a stockholder list. The Company believes that the Seidman group's disclosures are still inadequate and has taken an appeal to the United States Court of Appeals for the Third Circuit.


         Your Board of Directors believes that a savings and loan holding company, which is entrusted with the funds deposited by depositors and the moneys invested by stockholders, is no place for a person who has violated federal banking and securities laws - or for his nominees.

YOUR BOARD OF DIRECTORS HAS TAKEN STEPS TO ENHANCE STOCKHOLDER VALUE

         During fiscal 1996, your Company completed three separate stock repurchase programs of 5% each, which is three times the amount permitted by OTS regulations under normal circumstances. Stock repurchases reduce our excess capital and will help improve the Company's return on equity and earnings per share in the long run. In the short run the stock repurchases reduce our interest-earning assets and interest income, as well as depress our book value per share (because our market price per share exceeds our book value per share). Despite the short-term effects, however, we note that even Mr. Seidman and his group are able to agree with us that continuing stock repurchases are in the best interests of our stockholders.

         In December 1996, your Board of Directors declared a special cash dividend of $.25 per share, which was paid to stockholders on January 3, 1997. This special dividend is in addition to the 10% stock dividend paid in March 1996, the 15% stock dividend payable on May 6, 1997 and our regular quarterly cash dividends. As a result of our stock dividends and increased cash dividends, our most recent cash dividend of $.08 per share represents an increase of over 100% in our quarterly dividend rate since fiscal 1995.



         During fiscal 1996, your Board of Directors terminated a defined benefit pension plan and a related supplemental agreement. As a result, the costs associated with these plans, which amounted to $1.1 million in fiscal 1996 as a result of the termination, will not be incurred in periods subsequent to September 30, 1996.


         The Company's subsidiary recently opened two new branches in Camden County, New Jersey, thus expanding our presence in this market area.

MANAGEMENT'S COMPENSATION IS ALIGNED WITH THE COMPANY'S PERFORMANCE


         In fiscal 1996, the Company eliminated all bonuses to senior management in light of the decline in the Company's net income from fiscal 1995 to fiscal 1996. See "Executive Compensation - Report of the Compensation Review Committee." In addition, in fiscal 1996 the Board of Directors adopted a resolution expressing its intent to not grant further stock options or restricted share awards to those executive officers who received grants when the plans were approved by stockholders in January 1995. The aggregate of base salary, bonus and fees for Messrs. Ochman and Sharp decreased by 9.2% and 9.3%, respectively, from fiscal 1995 to fiscal 1996.


YOUR VOTE IS IMPORTANT!

         Your Board believes the best way to discourage the Seidman group from further harassment of your Company through a steady stream of costly and needless proxy contests is to elect the Board's nominees. It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your BLUE proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. Please do not sign any white proxy card sent to you by the Seidman group.

         Your continued support of and interest in IBS Financial Corp. are sincerely appreciated.

                                       Sincerely,



                                       Joseph M. Ochman, Sr.
                                       Chairman of the Board, President and
                                         Chief Executive Officer

                              IBS FINANCIAL CORP.
                               1909 ROUTE 70 EAST
                         CHERRY HILL, NEW JERSEY 08003
                                 (609) 424-1000

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON _____ __, 1997

                                 ---------------



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of IBS Financial Corp. (the "Company") will be held at the Four Points Hotel (Sheraton), 1450 Route 70 East, Cherry Hill, New Jersey, on ______, _____ __, 1997 at 9:30 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect one director and, depending upon the outcome of pending litigation, possibly a second director, in each case for a four-year term or until a successor is elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Deloitte & Touche L.L.P. as the Company's independent auditors for the fiscal year ending September 30, 1997; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.


         The Board of Directors has fixed May 28, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             Chiara Eisennagel
                                             Corporate Secretary
Cherry Hill, New Jersey
_____ __, 1997

-------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED BLUE PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE
         ----
MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
-------------------------------------------------------------------------------

                              IBS FINANCIAL CORP.

                                ---------------

                                PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 _____ __, 1997


         This Proxy Statement and BLUE proxy card are being furnished to holders of common stock, $.01 par value per share ("Common Stock"), of IBS Financial Corp. ("IBSF" or the "Company"). BLUE proxies are being solicited on behalf of your Board of Directors to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Four Points Hotel (Sheraton), 1450 Route 70 East, Cherry Hill, New Jersey, on ______, _____ __, 1997 at 9:30 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about _____ __, 1997.



                      LITIGATION AGAINST THE SEIDMAN GROUP


         In October 1996, Mr. Seidman's group nominated two director candidates and provided certain information to the Company pursuant to the Company's Certificate of Incorporation. In July 1996, the Board of Directors had approved a reduction in the size of the Board when a director tendered his resignation in July 1996, and as a result of this reduction, the Company initially informed Mr. Seidman's group by letter dated October 16, 1996 that only one director was to be elected at the annual meeting. Mr. Seidman's group then indicated by letter dated October 21, 1996 who its one nominee would be. The Company provided Mr. Seidman's group with a letter dated October 31, 1996 specifying in detail the numerous deficiencies in the group's nominating materials. On November 1, 1996, the Company granted in full the request made by Messrs. Seidman and Whitman for an extension of the time period given to them to cure their deficiencies.


         On November 8, 1996, Mr. Seidman's group cured some of the deficiencies but refused to provide the identities of the various persons or entities who (1) assisted in organizing the limited liability companies and limited partnerships used to purchase IBSF's Common Stock, (2) provided the funds used by members of Mr. Seidman's group to purchase IBSF's Common Stock, or (3) are otherwise deemed by the federal securities laws, in the opinion of the Company, to be "participants" in the proxy contest then being threatened by Mr. Seidman's group. Mr. Seidman's group also failed to amend its Schedule 13D to include the various limited partnership agreements and operating agreements as exhibits or to provide a description of such agreements.

         In light of the positions taken by Mr. Seidman's group, on November 12, 1996 the Company sued each of the members of Mr. Seidman's group in the United States District Court for the District of New Jersey. The Company sought a declaratory judgment that each member of Mr. Seidman's group is required under the federal securities laws to disclose the identities of its investors, limited partners, members and other participants and to describe the contracts, understandings and arrangements between members of the group and such undisclosed persons and entities. The Company also sought a declaratory judgment that, because of the deficiencies in the nominating materials submitted by Mr. Seidman's group, the Company could reject the nominations made by Mr. Seidman's group and the group's request for a stockholder list. In addition, the Company sought to enjoin Mr. Seidman's group from further violations of the federal securities laws and from purchasing additional shares or soliciting proxies until it complied with such laws. Some of the members of Mr. Seidman's group counterclaimed, challenging the action of the Company's Board, in July 1996, to reduce the number of directors from seven to six, which was first disclosed to the group in October 1996.


         A mere six days after the Company's lawsuit was filed, Mr. Seidman's group amended its Schedule 13D to disclose for the first time an 18 month old agreement involving 83,500 shares of IBSF's Common Stock. The amended Schedule 13D also corrected some of the deficiencies noted in the Company's lawsuit, but still did not include the limited partnership and operating agreements or disclose the names of the investors in such companies.


         After a preliminary litigation conference on December 2, 1996, Mr. Seidman's group further amended its Schedule 13D a mere four days later to publicly disclose for the first time various limited partnership and operating agreements, to disclose for the first time the identities of the persons or entities who had invested in the four members of the group formed directly or indirectly by Mr. Seidman, and to disclose for the first time the identities of five individuals who had entered into agreements with Mr. Seidman regarding the voting of their shares.



         As a result of the expedited discovery conducted by IBSF and the amended Schedule 13Ds filed by the Seidman group, IBSF discovered that Seidcal Associates, L.L.C. ("Seidcal") owns 71.4% of Seidman and Associates, L.L.C. ("SAL") and 75.0% of Seidman and Associates II, L.L.C. ("SAL II"). IBSF also discovered for the first time that Charisma Partners, L.P. ("Partners") owns 54.5% of Federal Holdings L.L.C. ("Holdings"), that 8th Floor Realty Corp. ("Realty Corp.") is the sole general partner of Partners, and that Kevin Moore is a Vice President of Realty Corp., the organizer of Holdings and the Administrative Manager of Holdings. To date, no information regarding the members of Seidcal, the directors and executive officers of Realty Corp., or the business, source of funds or controlling persons of Seidcal, Partners or Realty Corp. has been publicly disclosed by the Seidman group.


         On January 23, 1997, the district court judge rendered a decision in which he stated that "(a)n amendment which cures a violation of the Exchange Act moots a claim that arises from the failure to file a proper Schedule 13D." The court held that the additional Schedule 13D amendments filed by Mr. Seidman's group after the litigation was commenced mooted the Company's claims regarding the deficient disclosures initially provided by Mr. Seidman's group and that the amended
Schedule 13Ds were adequate, and the court declined to enforce the disclosure requirements in the Company's Certificate of Incorporation. The district court also held that the Company had failed to meet its burden of proof in demonstrating (1) Seidcal's control over SAL and SAL II, (2) the control of Partners, Realty Corp. and Kevin Moore over Holdings, (3) that Seidcal, Partners and Realty Corp. had arranged for financing, or (4) that Seidcal, Partners and Realty Corp. are participants in the Seidman group's proxy solicitation. In addition, the court indicated that because the nominating materials were similar to those received by the Company the prior year and because the court believed the Company was not prejudiced by the failure of the Seidman group to provide proper disclosures in a timely manner, the Company could not reject the defendants' nominations as deficient or untimely and the defendants could receive a stockholder list. Furthermore, the court set aside the July 1996 reduction in the size of the Board when Mr. Lockhart tendered his resignation in July 1996, even though such reduction occurred prior to the submission of nominees by the Seidman group (although the reduction was first disclosed to the Seidman group in October 1996).


         On January 31, 1997, the Company filed an appeal of the district court's decision with the United States Court of Appeals for the Third Circuit, and the Company requested that the Third Circuit review the appeal on an expedited basis. On February 7, 1997, Mr. Seidman's group opposed the request
                                      ---------------------------------------
for an expedited appeal.
------------------------

         Rather than trying to get the appeal decided expeditiously, Mr. Seidman asked the Superior Court of New Jersey Chancery Division: Passaic County to set the annual meeting date. On February 24, 1997, the Passaic County judge orally ordered that the Annual Meeting be held on April 18, 1997, and the Company promptly set the voting record date. The Passaic County judge stayed his order after the Court of Appeals granted the Company's motion for an expedited appeal as set forth below.

         On February 28, 1997, the United States Court of Appeals for the Third Circuit granted the Company's motion for an expedited appeal, despite the attempt by Mr. Seidman's group to delay the appeal being considered. For reasons known only to the Seidman group and its counsel, they have resisted all attempts to expedite the appeal. The Company's brief was filed on March 24, 1997, and Mr. Seidman's reply brief is due April 23, 1997. The Company's reply brief will be filed by April 30, 1997, and the Third Circuit ordered that the appeal be listed for disposition on the merits during the week of May 19, 1997. Your Board of Directors looks forward to a prompt decision from the Court of Appeals.

         The Company believes that there are still legitimate issues with respect to the timeliness, accuracy and completeness of the disclosures provided by Mr. Seidman's group and the validity of such group's nominations. Your Board of Directors believes, based upon the advice of its counsel, that the failure by Mr. Seidman's group to previously disclose the various agreements and to name the parties thereto in the group's Schedule 13Ds constituted a violation of the federal securities laws. Since the Company's lawsuit was first commenced, Mr. Seidman's group has amended its Schedule 13D three separate times, and each time has provided a little bit more of the disclosures that the Company has claimed should have been provided no later than October 1996. The Company believes that the Seidman group's disclosures are still inadequate, particularly since his Schedule 13Ds fail to provide any disclosure regarding persons or entities who control in excess of 50% of one or more of the limited liability companies formed by Mr. Seidman. Even though these persons or entities generally "have full, exclusive and complete discretion with respect [to all] decisions, consents, authorizations and rights in connection with the business and affairs" of the limited liability company, other than the daily affairs of the company and investment decisions, Mr. Seidman has argued that these majority holders are not control persons. As a result, this issue has been appealed to the Third Circuit. Your Board regrets the need for the lawsuit, but believes that it had no other choice in order to ensure compliance with the federal securities laws by Mr. Seidman and his group and to inform the Company's stockholders of the identities of Mr. Seidman's secret backers.


                                     VOTING


         Only stockholders of record at the close of business on May 28, 1997 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,576,130 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. All references in this Proxy Statement to share amounts, prices per share and other per share figures have been adjusted for the 10% stock dividend paid by the Company to all of its stockholders in March 1996.


         The BLUE proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the nominees for director described herein, FOR ratification of the appointment of Deloitte & Touche L.L.P. for fiscal 1997 and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Chiara Eisennagel, Secretary, IBS Financial Corp.); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

         Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of stockholders representing, either in person or by proxy, a majority of the outstanding Common Stock entitled to vote at the meeting. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors.

         The number of directors to be elected and the validity of the nominations submitted by Mr. Seidman's group are dependent upon the outcome of pending litigation. Because one director will definitely be elected, the person who receives the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected a director of the Company, if such person was validly nominated. Since the pending litigation as to whether a second director is to be elected will not be decided as of the date of the Annual Meeting, the Company reserves the right to not seat the nominee with the second highest number of votes until the appeal has been decided.

         The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules applicable to broker-dealers, the proposal for ratification of the auditors, unless contested by the Seidman group, is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes." Because of the solicitation in opposition to the election of the Company's nominees, the election of directors will be considered a "non-discretionary" item and there will be broker non-votes at the meeting. However, broker non-votes will have no effect on the voting of the election of directors.

             INFORMATION WITH RESPECT TO THE NOMINEE FOR DIRECTOR,
                         DIRECTORS WHOSE TERM CONTINUES
                             AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into four classes which are as equal in number as possible, and that members of each class of directors are to be elected for a term of four years. One class is to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. When Frank G. Lockhart, a director of the Company, tendered his resignation from the Board of Directors of the Company on July 19, 1996 for personal reasons, effective as of the day prior to the Annual Meeting, the Board of Directors reduced the number of authorized directors from seven to six, also effective as of the day prior to the Annual Meeting. If the reduction in Board size is permitted, only one director will be elected this year. The actual number of directors to be elected - one or two - is dependent upon the outcome of the appeal to the United States Court of Appeals for the Third Circuit. See "Litigation Against the Seidman Group" and "Voting."

         No director, director nominee or executive officer of the Company is related to any other director, director nominee or executive officer of the Company by blood, marriage or adoption.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why either of the nominees listed below may not be able to serve as a director if elected, other than that the number of directors to be elected is dependent upon the outcome of pending litigation.

         The following tables present information concerning the nominees for director of the Company and each director whose term continues, including tenure as a director of the Company's subsidiary, Inter-Boro Savings and Loan Association (the "Association").

           NOMINEES FOR DIRECTOR FOR FOUR-YEAR TERM EXPIRING IN 2001

                                                            Principal Occupation During                 Director
              Name                     Age(1)                   the Past Five Years                       Since
-----------------------------      -----------      -----------------------------------------     -------------------



Thomas J. Auchter                        70         Director; President of                                1967
                                                    Investment 2010, a private
                                                    investment company, since
                                                    1991. Formerly Director of
                                                    Finance and Treasurer,
                                                    Delaware River Port
                                                    Authority, Camden, New
                                                    Jersey, from 1960 to 1991.

Arthur J. Abramowitz                     49         Stockholder and director in                            --
                                                    Davis, Reberkenny &
                                                    Abramowitz, P.C., a law
                                                    firm located in Cherry
                                                    Hill, New Jersey.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE


         DIRECTORS WHOSE TERMS EXPIRE IN 1998

                                                              Principal Occupation During                 Director
               Name                     Age(1)                    the Past Five Years                       Since
-------------------------------      -----------     -----------------------------------------     -------------------


John A. Borden                            78         Director; engaged in real                              1966
                                                     estate related activities since
                                                     1937 and independent real
                                                     estate appraiser since 1953.

Joseph M. Ochman, Sr.                     66         Chairman of the Board of the                           1971
                                                     Association since 1976 and of
                                                     the Company since 1994;
                                                     President and Chief Executive
                                                     Officer of the Association since
                                                     1971 and of the Company since
                                                     1994.

         DIRECTOR WHOSE TERM EXPIRES IN 1999


                                                            Principal Occupation During                 Director
              Name                     Age(1)                   the Past Five Years                       Since
-----------------------------      -----------      -----------------------------------------     -------------------

Paul W. Gleason                          77         Director; currently retired.                          1976
                                                    Formerly Chairman of the
                                                    Board and principal
                                                    stockholder of Formigli
                                                    Corporation, a concrete
                                                    business, Berlin, New Jersey.



         DIRECTORS WHOSE TERMS EXPIRE IN 2000



                                                              Principal Occupation During                 Director
               Name                     Age(1)                    the Past Five Years                       Since
-------------------------------      -----------     -----------------------------------------     -------------------



Francis X. Lorbecki, Jr.                  74         Director; currently retired.                           1968
                                                     Formerly Senior Vice
                                                     President and loan officer of
                                                     the Association until 1981.

Albert D. Stiles, Jr.                     69         Director; founder and Presi-                           1977
                                                     dent of Wills and Stiles, Inc.,
                                                     an electrical contractor,
                                                     Medford, New Jersey; self-
                                                     employed builder and
                                                     developer of residential and
                                                     commercial properties in the
                                                     South Jersey area.


------------------

(1)      As of March 31, 1997.

STOCKHOLDER NOMINATIONS

         Article 9.3 of the Company's Certificate of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting.

         Each written notice of a stockholder nomination shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock which are beneficially owned by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended (the "1934 Act"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Company stock which are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. For a description of pending litigation with respect to the validity of the nominations by Mr. Seidman's group, see "Litigation Against the Seidman Group."

COMMITTEES AND MEETINGS OF THE BOARD OF THE COMPANY AND THE ASSOCIATION

         The Board of Directors of the Company currently meets on a quarterly basis and may have additional special meetings upon the request of the President or a majority of the Directors. During the fiscal year ended September 30, 1996, the Board of Directors of the Company met 13 times. No director attended fewer than 75% of the total number of Board meetings and meetings of committees on which he served that were held during this period. The Board of Directors of the Company has established the following committees:

         Executive Committee. The Executive Committee consists of Messrs. Ochman (Chairman), Auchter, Borden and Lockhart. Additional members of the Board also serve as alternates. The Committee has the authority to act on general matters between Board meetings. The Executive Committee met once during fiscal 1996.

         Audit and Examination Committee. The Audit and Examination Committee consists of Messrs. Stiles (Chairman), Gleason and Lorbecki. The Audit and Examination Committee recommends engagement of the Company's independent auditors and reviews their audit reports. The Audit and Examination Committee met once during fiscal 1996.

         Nominating Committee. The Nominating Committee consists of Messrs. Stiles (Chairman), Borden and Lorbecki. The Nominating Committee, which makes director nominations for service on the Board of Directors, met once in fiscal 1996.

         The Board of Directors of the Association met 12 times during fiscal 1996. In addition, the Board of Directors of the Association has established the following committees:

         Executive Committee. The Executive Committee consists of Messrs. Ochman (Chairman), Auchter, Borden and Lockhart. Additional members of the Board also serve as alternates. The Committee has the authority to act on general matters between Board meetings. The Executive Committee met 11 times during fiscal 1996.

         General Loan Committee. The General Loan Committee consists of Messrs. Ochman (Chairman), Borden and Lorbecki. Additional senior officers of the Association also alternate on the Committee. The Committee has the authority to approve loans up to $1.0 million. The Committee met 24 times during fiscal 1996.

         Compensation Review Committee. The Compensation Review Committee consists of Messrs. Borden (Chairman), Gleason and Stiles. The Compensation Review Committee, which reviews and recommends compensation and benefits for the Association's employees, met once in fiscal 1996.

         In addition to the committees described above, the Association has also established other committees which consist of members of the Board and which meet as required. These committees include, among others: a Nominating Committee, an Advertising Committee, an Investment Committee, a Site Committee, a Pension Committee and an Asset/Liability Management Committee.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information with respect to the principal occupations during the last five years for the six executive officers of the Company and the Association who do not serve as directors.

         Richard G. Sharp. Mr. Sharp has served as Executive Vice President and Chief Financial Officer of the Association since 1984 and of the Company since 1994, and has been employed in various capacities at the Association since 1972. Mr. Sharp is a past President of the Philadelphia Chapter of the Financial Managers Society and a past District Director of the Financial Managers Society's national organization. Mr. Sharp is currently a member of the Pennsylvania Institute of Certified Public Accountants, the American Institute of Certified Public Accountants and the Financial Managers Society. Mr. Sharp is 62 years old as of March 31, 1997.

         Anthony C. Chigounis. Mr. Chigounis has served as Senior Vice President, Operations and Administration of the Association since 1984, and has been employed in various capacities at the Association since 1971. Mr. Chigounis has been active in a number of civic organizations, including the United Way of both Burlington and Camden County, New Jersey. Mr. Chigounis served as President of the Camden County Council of Boy Scouts of America and is currently a member of the Executive Council. Mr. Chigounis is 60 years old as of March 31, 1997.

         Andrew A. Cosenza. Mr. Cosenza has served as Senior Vice President, Savings Officer of the Association since 1984, and has been employed in various capacities at the Association since 1970. Mr. Cosenza is a member and past Director of the Philadelphia Chapter of the Financial Managers Society, and a member of the Delaware Valley Chapter of the Institute for Financial Education. Mr. Cosenza has also been affiliated with the United Way of Camden County since 1980. Mr. Cosenza is 55 years old as of March 31, 1997.

         Lorraine H. O'Hara. Ms. O'Hara has served as Senior Vice President, Human Resources of the Association since 1987, and has served in various capacities at the Association since 1966. Ms. O'Hara is a member and past President of the Philadelphia Chapter of the Financial Managers Society and is a member of the New Jersey State League Human Resource Committee and the South Jersey Human Resources Group. Ms. O'Hara has also been active in several United Way annual campaigns. Ms. O'Hara is 71 years old as of March 31, 1997.

         Matthew J. Kennedy. Mr. Kennedy has served as Executive Vice President and Treasurer of the Company and the Association since April 1996 and prior thereto as Senior Vice President and Assistant Treasurer since September 1995. He joined the Association in February 1995 as a Vice President. Mr. Kennedy was previously employed by Valley Federal Savings and Loan Association, Easton, Pennsylvania, where he served as Executive Vice President and Chief Financial Officer from 1985 to November 1993. Prior thereto, Mr. Kennedy served as Vice President and Controller of Valley Federal from 1977 to 1985. Mr. Kennedy is 52 years old as of March 31, 1997.

         Chiara Eisennagel. Ms. Eisennagel has served as Corporate Secretary of the Association since 1993 and of the Company since 1994. From October 1992 to December 1992, Ms. Eisennagel served as Assistant Secretary of the Association, and she has been employed at the Association since 1990. Ms. Eisennagel was previously employed by Amstar Corporation, Philadelphia, Pennsylvania, where she served as Employee Benefits Administrator and Human Resources Professional from 1974 to 1982. She also served in similar capacities with Westinghouse Electric Company and General Accident Insurance Company. Ms. Eisennagel is 49 years old as of March 31, 1997.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors and director nominees of the Company, (iii) certain executive officers of the Company, and (iv) all directors and executive officers of the Company and the Association as a group.


                                                                       Common Stock
                                                                  Beneficially Owned as of
                                                                     May 28, 1997(1)(2)
                                                       ----------------------------------------


Name of Beneficial Owner                                        No.                  %
------------------------                                -----------------       ---------------

IBS Financial Corp. Employee                             1,056,079(3)              11.0%
  Stock Ownership Plan Trust
1909 E. Route 70
Cherry Hill, New Jersey 08003

Lawrence B. Seidman, Richard Whitman, and their            855,246(4)               8.9%
companies, investors and clients
1235A Route 23 South
Wayne, New Jersey 07470

Directors:
  Thomas J. Auchter                                        138,284(3)(5)(6)         1.4%
  John A. Borden                                           102,954(3)(5)(7)         1.1%
  Paul W. Gleason                                           96,104(5)               1.0%
  Frank G. Lockhart                                         87,585(5)(8)             .9%
  Francis X. Lorbecki, Jr.                                  95,659(5)(9)            1.0%
  Joseph M. Ochman, Sr.                                    370,792(3)(10)           3.8%
  Albert D. Stiles, Jr.                                    168,299(5)(11)           1.7%

Director nominee:
  Arthur J. Abramowitz                                         500                     *

Certain other executive officers:
  Richard G. Sharp                                         123,512(12)              1.3%

All directors, nominees and executive officers
  of the Company and the Association as a group
  (14 persons)                                           1,400,331(3)(13)          13.8%



                                                  (Footnotes on following pages)

---------------

*        Represents less than .5% of the outstanding Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Common Stock which may be acquired within 60 days of the Voting Record Date pursuant to the exercise of outstanding stock options. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group.


(3) The IBS Financial Corp. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the IBS Financial Corp. Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Ochman, Auchter and Borden, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, [918,441] shares of Common Stock held in the Trust were unallocated and [137,638] shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will be voted by the ESOP Trustees in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of Common Stock allocated to their individual accounts. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by directors who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the Trust.



(4) Based on a Schedule 13D filed pursuant to the 1934 Act by Lawrence B. Seidman, SAL, SAL II, Holdings, Seidman Investment Partnership, L.P. ("SIP"), The Benchmark Company, Inc. ("TBCI"), Benchmark Partners, LP ("Partners"), Richard Whitman, Lorraine Di Paolo, Dennis Pollack, and Ernest Beier, Jr. (collectively, the "Reporting Persons"), which have formed a "group" pursuant to Rule 13d-5 under the 1934 Act. Mr. Seidman beneficially owns and has the right to vote and dispose of 3,580 shares of Common Stock owned by his retirement account, and he has sole investment discretion and voting authority with respect to 83,500 shares of Common Stock which Mr. Seidman purchased in the name of Michael J. Mandelbaum pursuant to an April 24, 1995 agreement. Mr. Seidman also claims sole investment discretion and voting authority over an additional 7,806 shares of Common Stock held by Jeffrey Greenberg (2,700 shares), Steven Greenberg (2,700 shares), Richard Baer (635 shares), Brent Wolmer (600 shares) and Sonia Seidman (1,171 shares). The Schedule 13D filed by Mr. Seidman's group indicates that these last five individuals have agreed to sell and vote their shares as directed by Mr. Seidman. In addition, Mr. Seidman, in his capacity as the President of Veteri Place Corporation, the sole general partner of SIP, which is an investment partnership, and a manager of SAL, SAL II and Holdings, companies organized to invest in securities, may be deemed to beneficially own 364,065 shares of Common Stock owned beneficially by such companies. Mr. Whitman and Ms. Di Paolo, the President and Executive Vice President, respectively, of TBCI, a broker-dealer and investment advisor, and each a general partner of Partners, an investment partnership, have sole dispositive and voting power as to 3,080 shares and 28,415 shares, respectively, of Common Stock. In addition, Mr. Whitman and Ms. DiPaolo may be deemed to have shared dispositive and voting power as to the 217,830 shares and the 125,000 shares of Common Stock held by TBCI and Partners, respectively, except that one or both of these companies sold an aggregate of 2,500 shares since the last Schedule 13D amendment dated January 23, 1997. Messrs. Pollack and Beier own 11,375 shares and 13,000 shares, respectively, of Common Stock. The above amounts exclude shares held by relatives of Messrs. Pollack and Beier, as to which shares they disclaim beneficial ownership.

(5) Includes 16,474 unvested shares granted to each non-employee director pursuant to the Company's Recognition and Retention Plan and Trust ("Recognition Plan"), which shares may be voted by each director, and 59,063 shares (54,063 shares for Mr. Gleason) which may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

(6)      Includes 27,500 shares held by Mr. Auchter's wife.

(7)      Includes 1,650 shares held by Mr. Borden's wife.

(8) Includes 935 shares held jointly with Mr. Lockhart's wife and 2,046 shares held by Mr. Lockhart's wife.

(9)      Includes 55 shares held by Mr. Lorbecki's wife.

(10) Includes 91,300 shares held jointly with Mr. Ochman's wife, 76,623 unvested shares granted to Mr. Ochman pursuant to the Company's Recognition Plan which may be voted by Mr. Ochman, 6,527 shares allocated to Mr. Ochman pursuant to the Company's ESOP, 5,500 shares held by Mr. Ochman's wife, 2,810 shares held in trust for the benefit of Mr. Ochman's grandchildren and 76,504 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

(11)     Includes 8,800 shares held by Mr. Stiles' wife.

(12) Includes 11,000 shares held jointly with Mr. Sharp's wife, 7,073 shares held by Mr. Sharp's wife, 30,648 unvested shares granted to Mr. Sharp pursuant to the Company's Recognition Plan which may be voted by Mr. Sharp, 6,778 shares allocated to Mr. Sharp pursuant to the Company's ESOP and 51,470 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

(13) Includes 26,965 shares allocated to all executive officers as a group pursuant to the Company's ESOP, 255,390 unvested shares granted to all executive officers and directors as a group pursuant to the Company's Recognition Plan which may be voted by such persons, and 563,178 shares which may be acquired by all executive officers and directors as a group upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

ADDITIONAL INFORMATION WITH RESPECT TO THE COMPANY'S DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

         The following table sets forth information with respect to those directors, nominees for director and executive officers of the Company who have purchased Common Stock of the Company in the two years preceding the date of this Proxy Statement. The table below does not include information with respect to stock grants made under the Company's Recognition Plan nor shares that have been allocated under the Company's ESOP, which information is set forth in the preceding table.

               Name                        Date Purchased               Amount Purchased
--------------------------------      ----------------------     ---------------------------


Joseph M. Ochman, Sr.                        3/29/95                        5,500
                                             3/31/95                        3,300
                                            10/25/95                       11,000
                                             4/26/96                        4,000
                                             6/28/96                        5,000
                                            12/10/96                          500
                                              1/6/97                          240
                                             3/11/97                       51,204(1)
Thomas J. Auchter                            4/17/95                       16,500
John A. Borden                               2/26/96                          220
Matthew J. Kennedy                           4/25/95                          220
                                             6/21/96                        1,000
Albert D. Stiles                             9/20/95                        2,200
                                             11/3/95                       13,200
                                             1/29/96                       22,000
Arthur J. Abramowitz                         5/21/96                          500


----------------

(1)      Represents the exercise of stock options.

         None of the holdings of the directors, director nominees and executive officers of the Company set forth herein are held of record but not beneficially, nor are any of such securities owned beneficially by associates of such persons, except as set forth herein. As of the date of this Proxy Statement, no director, director nominee or executive officer of the Company has purchased the Company's Common Stock with funds that were borrowed or otherwise obtained for the purpose of acquiring such shares of Common Stock. However, Mr. Lockhart (who is retiring) holds his shares in a brokerage account which had an outstanding margin balance of $19,203 as of February 28, 1997. As of the date hereof, no director, director nominee or executive officer of the Company has sold any shares of the Company's Common Stock in the two years preceding the date of this Proxy Statement, except that Lorraine O'Hara and Richard G. Sharp sold 1,992 and 3,984 shares, respectively, on January 22, 1996, and 1,992 and 3,985 shares, respectively, on February 20, 1997. The sales by Ms. O'Hara and Mr. Sharp were made to fund certain tax withholding obligations owed by them. In addition, on November 15, 1995 Mr. Abramowitz sold 2,520 shares and on September 12, 1996 Paul W. Gleason exercised a stock option for 5,000 shares and sold such shares.

         In addition, no director, director nominee or executive officer of the Company is or was during the past year a party to any contracts, arrangements or understandings with any person with respect to the Common Stock of the Company other than in connection with the Company's stock benefit plans, and no director, director nominee or executive officer of the Company beneficially owns, directly or indirectly, any securities of the Association, the Company's wholly-owned subsidiary. Other than as set forth herein, no director, director nominee or executive officer of the Company or any associates thereof has any arrangement or understanding with any person: (i) with respect to any future employment by the Company or its affiliates; or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. Finally, no director, director nominee or executive officer has, during the past 10 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         For purposes of the solicitation of proxies by the Company's Board of Directors, the business address of each of the Company's directors, director nominees and executive officers is IBS Financial Corp., 1909 Route 70 East, Cherry Hill, New Jersey 08003.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by the Company and the Association for services rendered in all capacities during the three years ended September 30, 1996 to the President and Chief Executive Officer of the Company and the Association and each other executive officer of the Company and its subsidiaries whose total compensation during the fiscal year exceeded $100,000.



===================================================================================================================================
                                                Annual Compensation                      Long Term Compensation
                                    -----------------------------------------------------------------------------------------------
                                                                                      Awards                 Payouts  All Other
        Name and             Fiscal                              Other Annual                                        Compensation
    Principal Position        Year    Salary(1)    Bonus(2)     Compensation(3)
                                                                                ------------------------------------
                                                                                   Stock       Number of      LTIP
                                                                                 Grants(4)    Options(5)     Payouts
-----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Ochman, Sr.         1996      $ 523,882      $    --       $ --                  --           --     --      $311,338(6)
 President and Chief          1995        482,750       90,000         --          $1,204,506      319,267     --        86,896
 Executive Officer            1994        453,875       89,000         --                  --           --     --        46,885
-----------------------------------------------------------------------------------------------------------------------------------
Richard G. Sharp              1996      $ 119,060      $    --       $ --                  --           --     --      $ 65,682(6)
 Executive Vice               1995        113,295       18,000         --           $ 481,794      128,669     --        10,676
 President and CFO            1994        107,809       17,200         --                  --           --     --            --
===================================================================================================================================


(1) Includes $16,000, $62,500 and $57,000 accrued on behalf of Mr. Ochman pursuant to a deferred compensation plan in fiscal 1996, 1995 and 1994, respectively.

(2) The Company did not pay its senior executive officers a bonus for fiscal 1996. The fiscal 1995 bonus was paid in September 1995 for services rendered in fiscal 1995. The fiscal 1994 bonus was paid in September 1994 for services rendered in fiscal 1994.

(3) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Association, the costs to the Association of providing such benefits to each named executive officer during the year ended September 30, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Represents the grant of 127,707 and 51,082 shares of restricted Common Stock to Messrs. Ochman and Sharp, respectively, pursuant to the Company's Recognition Plan, which were deemed to have had the indicated value at the date of grant. The restricted Common Stock awarded to Messrs. Ochman and Sharp which had not yet vested as of September 30, 1996 had a fair market value of $1.5 million and $608,000 at September 30, 1996, respectively, based on the $14.875 per share closing market price on such date. The awards vest 20% each year beginning January 19, 1996, and dividends are paid on the restricted shares.

(5) Consists of stock options granted pursuant to the Company's 1995 Stock Option Plan which are exercisable at the rate of 20% each year beginning January 19, 1996.


(6) Includes $27,000 for fees paid for service as Chairman of the Board of Directors, $9,510 in premiums paid on certain life insurance policies, $205,007 of stock units allocated to Mr. Ochman's account under the Company's Excess Benefit Plan, $1,900 for fees paid for service as trustee of the Association's pension plan to Mr. Ochman in fiscal 1996, and an $1,800 annual retainer for service as a director of the Company. Also includes $66,121 and $65,682 for 4,514 shares and 4,484 shares allocated on behalf of Messrs. Ochman and Sharp, respectively, in fiscal 1996 under the Company's ESOP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         The Compensation Review Committee of the Board of Directors recommends compensation for the Association's employees, which is then ratified by the full Board of Directors. During the fiscal year ended September 30, 1996, the members of the Committee were Messrs. Borden (Chairman), Gleason and Stiles. During fiscal 1996, no member of the Compensation Review Committee was a former or current full-time officer or employee of the Company or the Association. The report of the Compensation Review Committee with respect to compensation for the Chief Executive Officer and all other executive officers for the fiscal year ended September 30, 1996 is set forth below.


REPORT OF THE COMPENSATION REVIEW COMMITTEE

         The goals of the Committee are to assist the Company and its subsidiary in attracting and retaining qualified management, motivating executives to achieve performance goals established by the Board of Directors, and to ensure that the financial interests of the Company's management and shareholders are closely aligned. The financial results of the Company are a direct function of the achievement of the goals set forth in the Company's long-term strategic plan. The executive officers are compensated for their contribution to the achievement of these goals, which benefits the Company's stockholders, customers and employees as well as the communities in which the Association operates.


         Prior to fiscal 1995, the compensation of the executive officers consisted primarily of salary, bonus and deferred compensation. When the Association was a mutual institution, the most effective way of rewarding the executive officers for the Association's success was through the payment of bonuses. Following the successful completion of the Association's conversion from mutual to stock form in October 1994 (the "Conversion"), the Company adopted an ESOP for the benefit of all full-time employees and a Stock Option Plan and a Recognition Plan for the benefit of directors, officers and key employees. During fiscal 1995, the Committee used these stock benefit plans to supplement cash compensation and provide appropriate incentives to the executive officers and other key employees. The Committee further believes that these stock-based incentives cause the interests of the executive officers to be more closely aligned with those of the stockholders of the Company. The Stock Option Plan and the Recognition Plan were approved by the Company's stockholders at the 1995 annual meeting, and stock options and Recognition Plan awards were granted to Mr. Ochman and other executive officers in January 1995 in the amounts disclosed to stockholders in the proxy statement for the 1995 annual meeting.



         The Committee meets near the end of each fiscal year to determine whether any bonuses or other incentive compensation should be paid for that year and to set the base salaries for the following fiscal year. In making such determinations, the Committee reviews the most recent operating results then available (generally through the June 30 immediately preceding the meeting) and other data as of the latest available date. The Committee considered the following factors in setting the bonuses of the Chief Executive Officer and the other executive officers of the Company for fiscal 1995 and the base salaries of such persons for fiscal 1996:



         (1) The overall performance of the Company for the 12 months ended June 30, 1995. The Company's accomplishments are best illustrated by comparing it with other thrifts of similar or comparable size in the general MidAtlantic
- New England area on the basis of the following factors:



                                                                The Company                 Peer Group
                                                         ----------------------     ------------------------
Ratio of compensation and benefits
 expense to total revenue                                         26.38%                      30.73%
Return on average assets                                           1.28%                        .78%
Return on average equity                                           6.72%                       8.83%
Non-interest expense to average assets                             1.55%                       2.28%


Source:  SNL Securities, L.P.


         (2) The individual performance appraisals of the officers and their contributions toward the Company's overall profitability;

         (3) The compensation paid to executive officers at other financial institutions comparable in size in the Company's general market area, as shown by compensation surveys; and

         (4) The performance of the Company's Common Stock from the completion of its initial public offering in mid-October 1994, as shown in the performance graph included in this Proxy Statement.


         The Company's net income increased by $4.4 million or 89.9% from the 12 months ended June 30, 1994 to the 12 months ended June 30, 1995, and the market value of the Company's Common Stock increased by over 38.5% on a per share basis (including cash dividends) from the Association's Conversion in October 1994 through June 30, 1995. Based on the Company's record performance and the Company's favorable comparison to the peer group on three of the four ratios set forth in the table in clause (1) above, the Committee believed it was appropriate to pay a bonus to Mr. Ochman for fiscal 1995 and to increase his salary by 4.3% for fiscal 1996 to a base amount of $509,620, effective October 1995.



         In fiscal 1996, the Company eliminated all bonuses to senior management, including Messrs. Ochman and Sharp). This action was taken in light of the decline in the Company's net income from fiscal 1995 to fiscal 1996. In addition, in the third quarter of fiscal 1996 the Board of Directors of the Company determined that the fees paid to Mr. Ochman as Chairman of the Board were in effect an integral part of his salary, and the Board decided to eliminate these fees and to increase Mr. Ochman's base salary by a comparable amount, which increased the base amount to $548,000. Also in the third quarter, the Board split Mr. Ochman's employment agreement with both the Company and the Association into two separate agreements - one with the Company and one with the Association. The main reason for the change was to have the new agreement with the Company provide that Mr. Ochman would receive the full benefit of his stock options and Recognition Plan awards in the event a change in control occurred prior to such options and awards becoming fully vested. See "- Employment Agreements." In the following quarter, the Board of Directors of the Company adopted a resolution expressing its intent to not grant further stock options or Recognition Plan shares to those executive officers (including Messrs. Ochman and Sharp) who received grants when the Company's Stock Option Plan and Recognition Plan were approved by stockholders in January 1995. In this regard, the Committee notes that the stock options and Recognition Plan shares granted in fiscal 1995 vest over a five-year period. As an additional cost savings measure and in light of the Company's ESOP, in fiscal 1996 the Association terminated its Retirement Plan for employees and the related agreement for Mr. Ochman.



         At the end of fiscal 1996, the Committee set the base salaries of the executive officers for fiscal 1997 and overall provided nominal increases. Mr. Ochman received no increase, Mr. Sharp received a 2.1% increase, and all seven executive officers as a group received an aggregate increase of $20,852 or 2.1%. The Committee reviewed the same factors as it had the prior year and noted the decline in the Company's net income in fiscal 1996. In addition, for the 12 months ended June 30, 1996, the Company compared favorably to the peer group on two of the four ratios set forth in the following table, as compared to three of the four ratios the preceding year:




                                                                       The Company                   Peer Group
                                                               ------------------------      -------------------------
Ratio of compensation and benefits expense
 to total revenue                                                       33.43%                       31.37%
Return on average assets                                                 1.05%                         .97%
Return on average equity                                                 4.99%                       10.48%
Non-interest expense to average assets                                   1.82%                        2.21%

Source: SNL Securities, L.P.




         In reviewing Mr. Ochman's compensation compared to the compensation of other chief executive officers, the committee reviewed several surveys and determined that the most relevant comparison was with financial institutions in New Jersey with assets of $500 million or more. The 1995 survey showed an average base salary and bonus of $345,500, with a high of $666,600. The average base salary and bonus increased to $384,147 in the 1996 survey, with a high of $599,000. As noted above, Mr. Ochman did not receive a bonus in fiscal 1996. In placing Mr. Ochman's compensation in both fiscal 1995 and 1996 in between the average and the high amounts, the committee recognized Mr. Ochman's outstanding service and performance to the Company for a quarter of a century during a most difficult period for financial institutions and recognized the leadership qualities and expertise provided by him as President and Chief Executive Officer since 1971.



         As a result of the above actions, Mr. Ochman's combined salary, bonus and fees decreased by $56,000 or 9.2% from fiscal 1995 to fiscal 1996 and Mr. Ochman received no long-term compensation in fiscal 1996, as compared to 319,267 stock options and 127,707 restricted Recognition Plan shares in fiscal 1995. The Committee believes that the decline in Mr. Ochman's total compensation in fiscal 1996 is substantially greater than the decline in the Company's performance in fiscal 1996, and the Committee notes that fiscal 1995 was a record year for the Company in terms of net income.



         Based on the first half of fiscal 1997, the Company currently does not anticipate paying any bonuses to Mr. Ochman or the other executive officers for fiscal 1997, and as of March 31, 1997 no amount has been accrued for bonuses to executive officers. In the absence of any subsequent increase or bonus payment for fiscal 1997, neither of which is presently anticipated, Mr. Ochman's combined salary, bonus and fees will decrease by $4,700 or .8% in fiscal 1997, which will be the second consecutive year of a decrease in Mr.
Ochman's cash compensation.



         As noted above, several stock benefit plans were implemented in fiscal 1995. The allocation of stock under the ESOP to the Chief Executive Officer's account as well as to the accounts of all employees was calculated in accordance with the Employee Retirement Income Security Act of 1974, and such allocations will continue on an annual basis. The stock allocated to these accounts will only be distributed upon the employees' retirement, death or disability. The stock options granted to Mr. Ochman, as with all employees, become exercisable at the rate of 20% per year commencing on the first annual anniversary of the date of grant. Because the stock options become valuable only as the per share price of the Company's Common Stock appreciates in value, they are designed to cause Mr. Ochman's interests (and those of all employees) in the future performance and success of the Company to be aligned closely with the interests of the Company's stockholders. The Recognition Plan shares granted to Mr. Ochman are primarily in recognition for his past performance and service to the Association since 1971, and these shares as well as the Recognition Plan shares granted to all other persons also vest at the rate of 20% per year commencing on the first annual anniversary of the date of grant. Because the Recognition Plan shares also increase in value as the per share price of the Company's Common Stock increases, this grant was also designed to cause Mr. Ochman's interests (and those of all other recipients) in the future performance of the Company to be aligned closely with the interests of the Company's stockholders.


         The Committee considered the stock-based benefits allocated or granted in fiscal 1995 to be appropriate in light of the Company's increase in stockholder value. The market value of the Common Stock increased by over 75% on a per share basis (including cash dividends) from the Association's conversion from mutual to stock form in October 1994 through September 30, 1996. This performance is further highlighted on the following

Performance Graph, which compares the Company's stock performance with the stock performance of other companies as measured by broad indices.

         Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for their approval. Mr. Ochman does not participate in the review of his compensation.


                                        John A. Borden, Chairman
                                        Paul W. Gleason
                                        Albert D. Stiles, Jr.

         PERFORMANCE GRAPH

         The following graph demonstrates comparison of the cumulative total returns for the Common Stock of the Company, the SNL Securities $500 million to $1 Billion Thrift Asset Size Index, the SNL Thrift Index and the Nasdaq Stock Market Index since the Company's initial public offering in October 1994.


                             10/31/94       03/31/95       09/30/95       03/31/96     09/30/96
                             --------       --------       --------       --------     --------

IBS Financial Crp. NJ         100.00         123.07         172.06         161.23       169.23
Nasdaq Total Return           100.00         107.23         137.43         145.60       163.08
SNL Thrift Index              100.00         102.77         134.83         143.74       163.23
SNL $500M-$1B Thrift          100.00         106.38         134.03         140.51       157.87


         The above graph represents $100 invested in the Company's initial public offering of Common Stock on October 13, 1994 at $10.00 per share. The Common Stock commenced trading on the Nasdaq National Market on October 13, 1994. The cumulative total returns include the payment of cash dividends by the Company.

STOCK OPTIONS

         The following table discloses certain information regarding the options held at September 30, 1996 by the Chief Executive Officer and each other named executive officer. No options were exercised by such persons during the year ended September 30, 1996.


                                                     Number of Options at                            Value of Options at
                                                      September 30, 1996                              September 30, 1996
                                        ----------------------------------------         ---------------------------------------

                Name                        Exercisable             Unexercisable            Exercisable         Unexercisable
-----------------------------------     -----------------      ---------------------     -----------------     -----------------
Joseph M. Ochman, Sr.                          63,853                  255,414                $347,680               $1,390,729
Richard G. Sharp                               25,734                  102,935                 140,122                  560,481

-------------------------

(1)      Based on a per share market price of $14.875 at September 30, 1996.


DIRECTORS' FEES


         Directors of the Company received an annual fee of $2,400 from the Company during fiscal 1996. Directors of the Association are paid a monthly fee for attendance at each Board of Directors' meeting. The amount of the fee was $1,325 during fiscal 1996. Two paid absences are permitted. For service on the Executive Committee, which generally meets once a month, directors received fees of $575 per meeting attended in fiscal 1996. For service on the General Loan Committee, which generally meets twice each month, directors received fees of $500 per meeting attended in fiscal 1996. For all other meetings of committees, which meet as needed, directors received fees of $475 per meeting attended during fiscal 1996. Those directors who serve as trustees of the Association's Retirement Plan receive a fee, which amounted to $475 per quarter during fiscal 1996. In lieu of receiving other directors' fees, the Chairman of the Board of Directors received a fee for service as Chairman, which amounted to $9,000 per quarter through June 30, 1996, at which time such fee was terminated.


EMPLOYMENT AGREEMENTS

         The Company and the Association (the "Employers") during October 1994 entered into employment agreements with each of Messrs. Ochman, Sharp, Chigounis, Cosenza and Ms. O'Hara. The Employers agreed to employ Messrs. Ochman and Sharp for a term of three years and the other officers for a term of two years, in each case in their current respective positions. The agreements with Messrs. Chigounis and Cosenza and Ms. O'Hara expired in October 1996. On April 22, 1996, Mr. Ochman's joint agreement with both the Company and the Association was replaced by two separate three-year employment agreements - one with the Company and one with the Association. Mr. Ochman's new agreements are substantially similar to his prior agreement, except that his agreement with the Company includes different provisions regarding Section 280G of the Internal Revenue Code of 1986 (the "Code") as described below. The compensation and expenses of Messrs. Ochman and Sharp (the "Executives") are paid by the Company and the Association in the same proportion as the time and services actually expended by the Executives on behalf of each respective Employer. The term of Mr. Ochman's employment agreements with the Company and the Association shall be extended each year for a successive additional one-year period upon approval of the respective Board of Directors unless Mr. Ochman elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

         The Executives' employment agreements are terminable with or without cause by the respective Employer(s). The Executive has no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the respective Employer(s) for cause, disability, retirement or death, provided, however, that (i) in the event that
(a) the Executive terminates his employment because of failure of the respective Employer(s) to comply with any material provision of the employment agreement or the respective Employer(s) change the Executive's title or duties, or (b) the employment agreement is terminated by the respective Employer(s) other than for cause, disability, retirement or death or by the Executive as a result of certain adverse actions which are taken with respect to the Executive's employment following a Change in Control of the Company, as defined, the Executive will be entitled to a cash severance amount equal to three times the Executive's base salary, and (ii) Mr. Ochman's employment agreements provide for certain death, disability and medical benefits as set forth below. In addition, Mr. Ochman will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until he obtains full-time employment with another employer.

         A Change in Control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         Each employment agreement with the Association provides that if the payments and benefits to be provided thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code, then such payments and benefits payable thereunder shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includible in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. Under Mr. Ochman's employment agreement with the Company, Mr. Ochman could receive payments and benefits that constitute a parachute payment, in which event the Company has agreed to pay the 20% excise tax that would otherwise be owed by Mr. Ochman and such additional amounts as may be necessary to reimburse Mr. Ochman for the state and federal income and excise taxes on such amounts. Because the amount of the payments and benefits that could constitute a parachute payment is dependent upon the timing, price and structure of any change in control that may occur in the future, it is not possible at this time to quantify the dollar impact of this change in Mr. Ochman's employment agreement.


         Consistent with past practice, Mr. Ochman is provided with the use of an automobile and the Employers pay the annual membership dues at two clubs. Under Mr. Ochman's employment agreements, the Employers will provide coverage for Mr. Ochman and his spouse under the Employers' health insurance plan until Mr. Ochman attains age 70. In the event of Mr. Ochman's death or disability during the term of the agreements, his spouse, estate, legal representative or named beneficiaries will receive payments equal to the balance due to Mr. Ochman for the remaining term of the agreements and Mr. Ochman's spouse will continue to be covered under the Employers' health insurance plan for three years.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

         Retirement Plan. The Association previously maintained a defined benefit pension plan ("Retirement Plan") for all full time employees who had attained the age of 21 years and had completed one year of service with the Association. In general, the Retirement Plan provided for annual benefits payable monthly upon retirement at age 65 in an amount equal to between 1.35% and 2.00% of an employee's average earnings, which was the average compensation paid to him or her over the five consecutive years of service which produced the highest average during the 10 years preceding the participant's retirement or termination of employment, excluding overtime, commissions and bonuses, multiplied by his or her years of service (to a maximum of 35 years). Under the Retirement Plan, an employee's benefits were fully vested after five years of service. During the year ended September 30, 1996, the Association's pension expense under the Retirement Plan amounted to $291,000.

         At September 30, 1996, Messrs. Ochman and Sharp had 27 and 24 years, respectively, of credited service under the Retirement Plan. The Association terminated the Retirement Plan effective September 1, 1996 and provided the participants with their benefits in March 1997. Messrs. Ochman and Sharp will receive cumulative benefits under the Retirement Plan in lump sum distributions estimated to be approximately $1.1 million and $543,000, respectively, which cumulative benefits reflect 27 and 24 years, respectively, of credited service.


         Supplemental Executive Retirement Agreement. In September 1987, the Association entered into a Supplemental Executive Retirement Agreement ("SERP") with Mr. Ochman in order to supplement the retirement benefits to be received by him pursuant to the Association's Retirement Plan. Under the SERP, upon retirement from the Association after attaining age 65, Mr. Ochman shall be entitled to receive an annual supplemental retirement benefit equal to 1.35% of his final average earnings, as defined in the Retirement Plan, up to the social security covered compensation, plus 2% of final average earnings in excess of such amount multiplied by Mr. Ochman's years of service (to a maximum of 35 years), and reduced by the benefit payable under the Retirement Plan. The obligation to make payments pursuant to the SERP is unfunded, and the Association annually credits to an account an amount which is projected to be sufficient to defray the Association's obligation under the SERP. During the year ended September 30, 1996, the Association recognized an expense of $824,000 in connection with the SERP. The Association has terminated the SERP effective September 1, 1996 and provided cumulative SERP benefits of approximately $1.7 million to Mr. Ochman in March 1997. This amount represents cumulative benefits, including the earnings thereon, since 1987.

         Deferred Compensation Agreement. In January 1977, the Association and Mr. Ochman entered into a deferred compensation agreement which was restated as of December 1988 (the "Agreement"), pursuant to which Mr. Ochman is permitted to defer a discretionary percentage of the total compensation otherwise payable to him. The payment of deferred compensation pursuant to the Agreement is unfunded, and the Association credits to a deferred compensation account the amounts of compensation deferred by Mr. Ochman. Amounts held pursuant to the Agreement are required to be paid to Mr. Ochman within 60 days following the date of the termination of his employment with the Association, or as may be permitted at an earlier date by the Board of Directors with Mr. Ochman abstaining from voting. Mr. Ochman deferred $16,000 of compensation during fiscal 1996. The Association and Mr. Ochman terminated the agreement in January 1996, at which time the remaining cumulative deferred amount of $202,000 was distributed to Mr. Ochman.

         Life Insurance Arrangements. In October 1981, the Association and Mr. Ochman entered into a supplemental deferred compensation agreement (the "Supplemental Agreement") pursuant to which the Association agreed to maintain certain life insurance policies on Mr. Ochman's life with an aggregate face amount of approximately $389,600 until Mr. Ochman's retirement after having attained the age of 65. Life insurance policies that were previously owned by the Association's Retirement Plan were purchased from the

Retirement Plan by the Association pursuant to the Supplemental Agreement for an amount equal to their then cash value. The policies were amended to provide that the beneficiary of the policies shall be Mr. Ochman's spouse and her heirs, and the Association agreed to continue to pay the required premium payments. During the year ended September 30, 1996, the Association paid total premiums of $9,510 with respect to these insurance contracts. The Supplemental Agreement provides that, following Mr. Ochman's retirement or disability, the Association will commence payment to Mr. Ochman of the cash value of the insurance contracts in monthly installments over a period of ten years.

         Employee Stock Ownership Plan and Trust. The Company has established the ESOP for employees of the Company and the Association. Full-time employees of the Company and the Association who have been credited with at least 1,000 hours of service during a twelve month period and who have attained at least age 21 are eligible to participate in the ESOP.

         In connection with the mutual to stock conversion of the Association, the ESOP borrowed funds from the Company to purchase 8% of the Common Stock issued in the conversion. The loan to the ESOP is being repaid principally from the Company's and the Association's contributions to the ESOP over a period of 10 years, and the collateral for the loan is the Common Stock purchased by the ESOP. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations, and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Forfeitures are reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20% per year, starting with completion of their third year of service. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Messrs. Ochman, Auchter and Borden serve as trustees of the ESOP.

         The Board of Directors of the Company has authorized an excess benefit plan ("EBP") to provide certain additional retirement benefits to Mr. Ochman. The EBP provides that Mr. Ochman shall receive an annual allocation of stock units representing shares of Common Stock of the Company. The number of stock units allocable to his benefit each year shall be equal to the difference between the annual allocation of shares that would have been made to him in the ESOP, without regard to the $150,000 limitation as set forth in Section 401(a)(17) of the Code, minus the number of shares actually allocated to his ESOP account in a particular year. The Company allocated 13,782 stock units having an aggregate value of $205,007 as of September 30, 1996 to the EBP in fiscal 1996.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Association's policy provides that all loans made by the Association to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. During the fiscal year ended September 30, 1996, none of the Association's directors and executive officers had aggregate loan balances in excess of $60,000, and no such individual had engaged in any transaction with the Association with a value in excess of $60,000.

         Arthur J. Abramowitz, a director nominee, is a stockholder and director in Davis, Reberkenny & Abramowitz, P.C., which serves as general counsel to the Association. The amount of fees paid by the Association to the law firm were less than 5% of the law firm's gross revenues for the firm's last full fiscal year.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Deloitte & Touche L.L.P., independent certified public accountants, to perform the audit of the Company's financial statements for the year ending September 30, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Deloitte & Touche L.L.P. that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche L.L.P. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE L.L.P. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                             STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is expected to be held on or about _____ __, 1998, must be received at the principal executive offices of the Company, 1909 East Route 70, Cherry Hill, New Jersey 08003, Attention: Chiara Eisennagel, Corporate Secretary, no later than ______ __, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article 9.4 of the Company's Certificate of Incorporation, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of Common Stock of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal, and (d) any financial interest of the stockholder in such business.


                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended September 30, 1996 either preceded or accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1996 AND A LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED UNDER THE 1934 ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO CHIARA EISENNAGEL, CORPORATE SECRETARY, IBS FINANCIAL CORP., 1909 EAST ROUTE 70, CHERRY HILL, NEW JERSEY 08003. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The Company may solicit proxies by mail, advertisement, telephone, facsimile, telegraph and personal solicitation. Directors and executive officers of the Company and the Association may solicit proxies personally or by telephone without additional compensation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy solicitation materials to the beneficial owners of the Company's Common Stock.

         The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a professional proxy solicitation firm, to assist in the solicitation of proxies and for related services. The Company will pay D.F. King & Co., Inc. a fee of $30,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. The Company has agreed to indemnify D.F. King & Co., Inc. and its controlling persons, officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities and expenses relating to its engagement, including liabilities and expenses under the federal securities laws, but excluding matters relating to the indemnified person's negligence, bad faith or willful misconduct. Approximately 50 persons will be used by D.F. King & Co., Inc. in its solicitation efforts.


         The Company will bear the cost of soliciting proxies on behalf of the Board of Directors of the Company. The cost of such solicitation, which includes the fees of the Company's attorneys, solicitors, advertising, printing and mailing and other costs incidental to the solicitation, including litigation fees and expenses, cannot be stated with precision at this time. However, after excluding the normal costs of solicitation for an election of directors in the absence of a proxy contest, the Company estimates that the total expenditures relating to this proxy solicitation will be approximately $________, of which approximately $________ has been incurred as of April 30, 1997. Of the total estimate, approximately $____ relates to fees and expenses necessitated by the refusal of Mr. Seidman and his group to disclose the identities of their investors and provide other information, which disclosure was not provided until the Company was forced to sue Mr. Seidman and the other members of his group. See "Litigation Against the Seidman Group."

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
----

-------------------------------------------------------------------------------

                                   IMPORTANT


               Your vote is important. Regardless of the number of shares of IBS Financial common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

1. PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


2.             PLEASE DO NOT RETURN ANY WHITE PROXY CARDS SENT TO YOU BY
               SEIDMAN.



               IF YOU VOTED SEIDMAN'S PROXY CARD BEFORE RECEIVING YOUR IBS FINANCIAL BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

               If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a BLUE card on your behalf. You should also promptly sign, date and mail your BLUE card when you receive it from your broker. Please do so for each separate account you maintain.

               You should return your BLUE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

               IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & Co., Inc., which is assisting us, toll-free at 1-800-714-3306.

-------------------------------------------------------------------------------

REVOCABLE PROXY

                              IBS FINANCIAL CORP.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IBS FINANCIAL CORP. ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON _____ __, 1997 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of the Company as of May __, 1997, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Points Hotel (Sheraton), 1450 Route 70 East, Cherry Hill, New Jersey, on ______, _____ __, 1997 at 9:30 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.   ELECTION OF DIRECTOR




[ ]       FOR all nominees listed            [ ]       WITHHOLD AUTHORITY
          below (except as marked                      for all nominees listed
          to the contrary below)                       below

Nominees for a four-year term: Thomas J. Auchter and Arthur J. Abramowitz

(INSTRUCTION: To withhold authority to vote for only one of the nominees, write the name of the nominee in the space provided.)
                                               -------------------------------

2. PROPOSAL to ratify the appointment of Deloitte & Touche L.L.P. as the Company's independent auditors for the fiscal year ending September 30, 1997.

         [ ]  FOR            [ ]  AGAINST             [ ]  ABSTAIN

         In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

         The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE

AT THE DISCRETION OF THE PROXIES. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

         The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for _____ __, 1997, a Proxy Statement for the Annual Meeting and the 1996 Annual Report to Stockholders (which may have been previously mailed).


                                      Dated:                       , 1997
                                            -----------------------

                                      -----------------------------------

                                      -----------------------------------
                                      Signature(s)

                                      PLEASE SIGN THIS EXACTLY AS YOUR NAME(S)
                                      APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A
                                      REPRESENTATIVE CAPACITY, PLEASE GIVE
                                      TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY
                                      ONE HOLDER NEED SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.